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                                                                     Exhibit 8.1


                      [Thacher Proffitt & Wood Letterhead]

Direct Dial:  212-489-1492
acardinali@tpwlaw.com@tpwlaw.com



October     , 2001




Westfield Mutual Holding Company
141 Elm Street
Westfield, Massachusetts 01085

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the proposed Reorganization pursuant to which Westfield Mutual Holding Company ("MHC") will organize a mid-tier stock holding company, Westfield Financial, Inc. ("SHC"). Pursuant to the Reorganization, MHC will form SHC as its subsidiary and transfer 100% of the common stock of the Bank to SHC in exchange for SHC Common Stock. These and related transactions will be effected pursuant to the Plan of Reorganization and Minority Stock Issuance, adopted by the Board of Trustees of MHC June 19, 2001, as amended (the "Plan"). The Reorganization and related transactions are described in the Plan and in the Prospectus (the "Prospectus") filed with the Securities and Exchange Commission in connection with the Reorganization. We are rendering this opinion pursuant to
Section 3.3(D) of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan or Prospectus.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied upon, without independent verification, the representations of the Bank
and MHC contained in its letter to us dated             , 2001. We have assumed
that such representations are true and that the parties to the Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

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Westfield Bank
October   , 2001                                                         Page 2.


         (1) the transfer of the common stock of the Bank by MHC to SHC in exchange for common stock of SHC will be an exchange described in Code section 351;

         (2) none of the Bank, MHC or SHC will recognize gain or loss as a result of the Reorganization;

         (3) Eligible Account Holders and Suplemental Eligible Account Holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of SHC, provided the amount to be paid for such shares is equal to the fair market value of such shares.

         In rendering our opinion (3), above, we have relied, without independent verification, on the opinion of RP Financial, LC. that the nontransferable subscription rights have no value.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Reorganization or of any transaction related thereto or contemplated by the Plan. We consent to the filing of this opinion as an exhibit to the Application for Reorganization and Minority Stock Issuance filed with the Division of Banks of the Commonwealth of Massachusetts in accordance with Chapter 167H of the Massachusetts General Laws, as a supporting document to the Application to the Board of Governors of the Federal Reserve System on Form FRY-3 and as an exhibit to the Registration Statement on Form S-1 filed by SHC with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the Prospectus, included in the Registration Statement on Form S-1 under the headings "The Reorganization and The Stock Offering - Tax Aspects" and "Legal and Tax Opinions."

                                            Very truly yours,

                                            THACHER PROFFITT & WOOD


                                            By: _________________________